CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) relating to shares of its common stock, $0.01 par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting and other terms and conditions set forth on this Restricted Stock Unit Agreement, including the attached terms and conditions (together, the “Agreement”). This grant is subject to the terms and conditions set forth in (i) this Agreement, (ii) the Ciena Corporation 2017 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), and (iii) the grant details for this award contained in your account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grant Date: ________________________
Grant Number: _____________________________
Name of Grantee: ____________________________
Grantee’s Employee Identification Number: ___________________________
Number of Restricted Stock Units Covered by Grant: _________________________________
Vesting Schedule: ________________________________
By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

Grantee: _____________________________ (Signature)
Ciena Corporation: ____________________________________ Name: David M. Rothenstein Title: Senior Vice President, General Counsel and Secretary

CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
TERMS AND CONDITIONS

Restricted Stock Unit Transferability
This grant is an award of Restricted Stock Units in the number of Restricted Stock Units set forth on the first page of this Agreement, subject to the vesting conditions described in this Agreement. Your Restricted Stock Units may not be transferred, assigned, pledged, or hypothecated, whether by operation of Applicable Law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment, or similar process.

Vesting
Your Restricted Stock Units will vest as indicated on the first page of this Agreement, provided you remain in Service on each applicable vesting date and meet any applicable vesting requirements set forth in this Agreement. Any resulting fractional shares shall be rounded up to the nearest whole share; provided, that you may not vest in more than the number of Restricted Stock Units set forth on the cover sheet of this Agreement. Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated.

Share Delivery Pursuant to Vested Restricted Stock Units; Withholding Tax
Shares of Stock underlying the vested portion of the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares, but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered.
On the vesting date (or as soon as practicable thereafter), a brokerage account in your name will be credited with shares of Stock representing the number of shares that vested under this grant (the “Vested Shares”). If the vesting date is not a trading day, the Vested Shares will be delivered on the next trading day. The Company will determine the number of the Vested Shares necessary to cover the amount of federal, state, local, and foreign taxes that the Company is required to withhold with respect to the Restricted Stock Unit vesting, rounding up to the nearest whole Share of Stock (the “Withholding Shares”).

By accepting this award of Restricted Stock Units, you irrevocably (i) instruct the Company to deliver the Vested Shares to your account; and (ii) authorize and direct the broker, to sell, on your behalf, the Withholding Shares at the market price per share at the time of such sale and to deliver the proceeds to the Company to be used to fund the payment of the withholding taxes. You further acknowledge that this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act. The Company shall be responsible for the payment of any brokerage commissions relating to the sale of the Withholding Shares.

You acknowledge that until the first trading day following the broker’s sale of the Withholding Shares, you shall not be entitled to effect transactions in the net Vested Shares credited to your brokerage account.

The purchase price for the Vested Shares is deemed paid by your prior services to the Company.

Forfeiture of Unvested Restricted Stock Units
Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated for any reason, and you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such termination of your Service.

Deferral of Compensation
Delivery of shares underlying any award of Restricted Stock Units and treatment hereunder shall be subject to any deferral election validly made by eligible participants under the Ciena Corporation Deferred Compensation Plan or any successor plan.

Death	If your Service terminates because of your death, the unvested Restricted Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon the date of your death.

Disability
If your Service terminates because of your Disability, the unvested Restricted Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon your termination on account of Disability.

Retirement
If your Service terminates because of your retirement (in accordance with such guidelines as approved by the Board), on or after the first anniversary of the Grant Date, the unvested Restricted Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon the date of your retirement.

Corporate Transaction	Upon or in connection with a Corporate Transaction, your unvested Restricted Stock Units shall accelerate and become immediately vested in full upon the effective date of the Corporate Transaction.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Restricted Stock Units, and this award shall immediately terminate.

Leaves of Absence
For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Law. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights
Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company or any Affiliate in any capacity, and your Service may be terminated at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder unless and until the shares of Stock relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued (or an appropriate book entry has been made).
If the Company pays a dividend on its shares of Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the shares of Stock times the number of Restricted Stock Units that you hold as of the record date for the dividend; provided, however, such Dividend Equivalents Rights shall not vest or become payable unless and until the Restricted Stock Units to which the Dividend Equivalent Rights correspond become vested and nonforfeitable pursuant to this Agreement or the Plan.

Applicable Law
The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.
For purposes of litigating any dispute that arises under this award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state courts of Delaware, or the federal courts for the District of Delaware, and no other courts, where this grant is made and/or to be performed. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you, such as home address, email address and business addresses and other contact information, payroll information, social security or social insurance number, passport number or other identification number, and any other information deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this Restricted Stock Unit award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery
Certain statutory materials relating to the Plan have been delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan and Plan prospectus.

Non-U.S. Residents	If you are a non-U.S. resident, additional terms and conditions with respect to your award may apply as set forth on the Stock Administration page of the MyCiena intranet.

This Agreement is not a stock certificate or a negotiable instrument.